EXHIBIT 14.1

OUTDOOR HOLDING COMPANY

CODE OF CONDUCT

Effective as of January 22, 2026.

Introduction

This Code of Conduct (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers and employees of Outdoor Holding Company and its subsidiaries (collectively, the “Company,” “we,” us” or “our”). All employees, including executive officers, and members of the Board of Directors of the Company (the “Board”), are expected to adhere to the principles and procedures set forth in this Code that apply to them. All Company directors, officers, and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. As a public company, we have a responsibility to ensure that our filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public communications are timely and accurate. Accordingly, we expect our directors, officers, and other employees to take this responsibility seriously and act in accordance with the highest standards of personal and professional integrity in all aspects of their work. In appropriate circumstances, this Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

Any director or officer who has any questions about this Code should consult with the Chief Executive Officer, the Chief Financial Officer[, the Chief Operating Officer] or the Chief Legal Officer of the Company as appropriate in the circumstances. If an employee has any questions about this Code, the employee should consult with his or her manager, supervisor, or Human Resources as appropriate in the situation.

1.
Scope of the Code

This Code was adopted by the Board and is intended to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the SEC and in other communications made by the Company;

●	compliance with applicable governmental laws, rules, and regulations;

●	the prompt internal reporting of violations of this Code to the appropriate person or persons, in accordance with this Code and the Company’s Whistleblower Policy, as applicable;

●	accountability for adherence to this Code; and

●	adherence to a high standard of business ethics.

2.
Compliance with Laws, Rules, and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the business and operations of the Company. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from managers, supervisors, officers, legal, or other appropriate Company personnel.

3.
Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company. Conflicts of interest should be avoided whenever possible. Conflicts of interest may arise when a director, officer, or employee takes actions or has interests that make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. In most cases, anything that would constitute a conflict for a director, officer or employee also would present a conflict if it is related to a member of his or her family. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

Service to the Company should never be subordinated to personal gain or advantage. In particular, clear conflicts of interest involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

●	any significant (greater than 5%) ownership interest in any customer or supplier;

●	any consulting or employment relationship with any customer, supplier, or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company;

●	the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as unaffiliated third parties are permitted to so purchase or sell.

It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, and competitors, except on the Company’s behalf.

Financial interests in other companies, including potential competitors and suppliers, that are passive investments, are not significant (less than 5%) and do not involve active management of the other entity will not be considered a conflict of interest for the purposes of this Code.

Conflicts of interest may not always be clear-cut and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict of interest or a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should bring it to the attention of the Chief Executive Officer, the Chief Financial Officer[, the Chief Operating Officer,] or the Chief Legal Officer of the Company as appropriate in the circumstances. Directors and officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee of the Company (the “Audit Committee”). Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a manager, supervisor, Human Resources, or other appropriate personnel.

4.
Insider Trading

Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes (including the purchase or sale of the Company’s stock) or for any other purpose except the conduct of the Company’s business. Furthermore, directors, officers and employees are prohibited from trading in the securities of other companies who are peers, competitors, participants in the Company’s industry, or companies with whom the Company has a commercial relationship, or with whom the Company is negotiating transactions or exploring the possibility of establishing a commercial relationship, on the basis of information obtained while working for the Company.

All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with the Company’s Insider Trading Policy and all other such standards and procedures adopted by the Company. If a question arises, the director, officer, or employee should consult with the Chief Executive Officer, the Chief Financial Officer, or the Chief Legal Officer.

5.
Competition and Fair Dealing; Anti-Bribery

The Company seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The Company is committed to complying with the highest ethical standards, including anti-bribery and anti-corruption obligations. As such, each director, officer, and employee shall not solicit, receive, give, or offer bribes, kickbacks, inappropriate gifts or engage in other corrupt practices to obtain or maintain business or favors. In particular, the Company’s directors, officers, and employees shall not authorize, provide, promise, or offer to provide anything of value to a third party for the purpose or with the intent of improperly influencing his or her decisions or improperly performing his or her functions. For the purposes of this Code, a “third party” includes customers, vendors, suppliers, agents, distributors, developers, local or foreign governments, agencies, political organizations, political candidates, etc. No Company directors, officers, or employees, shall request, agree to receive, or accept money or anything of value with the intent of being influenced in the performance of their functions.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Personal gifts and entertainment offered by fellow employees or persons doing commercial business with the Company may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and value of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. Accordingly, if you receive or are offered a gift that you believe to have a value in excess of the lesser of (i) 1% of your annual base compensation and (ii) $1000 (USD) in amount (or if in another currency, an amount equivalent to $1000 (USD)), or entertainment that is in excess of usual and customary levels, by any fellow employee or person providing or offering goods or services to the Company, you must promptly disclose the same to your supervisor who will advise you in writing whether the gift or entertainment is proper, based upon the standards set out in this Code. Any gift or entertainment determined to be improper must be returned, reimbursed or refused by you.

6.
Record-Keeping

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. The Company’s records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the Company’s Chief Financial Officer[, Chief Operating Officer,] or Chief Legal Officer before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Many officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor [or the Company’s controller]. Rules and guidelines are available from [the Company’s Accounting Department].

7.
Confidentiality; Privacy and Data Security

Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, joint venture partners, or others with whom the Company is conducting or considering conducting business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers and suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Nothing in this Code prohibits employees from (i) reporting possible violations of law or regulation to, or communicating with or testifying before, any governmental agency or entity, including but not limited to (A) the U.S. Department of Justice, the SEC, the U.S. Congress, and any U.S. agency Inspector General, and (B) similar competent authorities in any non-U.S. jurisdiction, to the extent that any such authority has specific power under applicable law to receive or request the relevant information, (ii) making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or (iii) disclosing information about wages or working conditions that is not proprietary Company information. Employees do not need the Company’s prior authorization to make any such reports or disclosures and they are not required to notify the Company that they have made such reports or disclosures. Furthermore, nothing in this Code prohibits or limits employees from reporting possible violations to the Company in accordance with the Company’s Whistleblower Policy.

Employees have a duty to protect confidential information and to take precautions before sharing it with anyone, inside or outside the workplace. Employees should not share confidential information with friends or family or discuss it in places where others could learn that information. Employees also should not access or use confidential information or disclose it to fellow employees who are not involved in providing services to the owner of the information, unless the employee is authorized and legally permitted to do so. Finally, employees should not send confidential information, including internal information, to third parties.

During the course of employment at the Company, employees may have access to confidential, personal, or proprietary information that requires safeguarding. Employees must follow applicable privacy and data security laws and the Company’s privacy and security policies when handling sensitive personal or proprietary information.

The Company is committed to maintaining the privacy and security of its employees’ personal information. The Company will collect, transmit, disclose, or use employee personal information or data only in compliance with local law and only for legitimate business purposes. Safeguarding personal information about individuals includes maintain the confidentiality of names, ages, nationalities, bank account information, criminal history and similar matters.

8.
Protection and Proper Use of Company Assets

All directors, officers, and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

9.
Corporate Disclosures

All directors, officers, and employees should support the Company’s goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are far removed from the Company’s required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the Chief Executive Officer, the Chief Financial Officer, [the Chief Operating Officer,] the Chief Legal Officer, or the Audit Committee, as appropriate in the circumstances, any of the following:

●

Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer, [the Chief Operating Officer,] the Chief Legal Officer, the Company’s Disclosure Committee and the Audit Committee in fulfilling their responsibilities with respect to such public filings.

●

Any information the individual may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

●

Any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

●

Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

10.
Waivers of the Code of Conduct

Any waiver of this Code for directors or executive officers may be made only by the Board or the Audit Committee and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and Nasdaq. Waivers of this Code applicable to all other employees must be approved by the Chief Legal Officer. Any waiver granted will be made only when circumstances warrant such a grant, and then only in conjunction with appropriate monitoring of the particular situation.

11.
Reporting and Enforcement

Actions prohibited by this Code involving directors or officers must be reported to the Audit Committee. Actions prohibited by this Code involving anyone other than a director or officer must be reported to the reporting person’s supervisor or the Chief Legal Officer. After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Legal Officer, as applicable, must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

The Company must ensure prompt and consistent action against violations of this Code. If, after investigating a report of an alleged prohibited action by a director or officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Chief Legal Officer.

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, to ensure prompt and clear consistent enforcement of this Code, to provide clear and objective standards for compliance with this Code, to protect persons reporting questionable behavior, to provide for a process by which to determine violations, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, reduction of compensation, and termination of the individual’s employment or position, among other things, as well as reporting illegal actions to appropriate authorities. In determining the appropriate action in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

The Company will not tolerate retaliation against any director, officer or employee for reports of misconduct or suspected violation of this Code by another person made in good faith, for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any offense or for providing information on actions such person reasonably believes to be violations of securities laws, rules of the Securities and Exchange Commission or other federal laws relating to fraud against stockholders.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

12.
Publicly Available; Annual Review

This Code shall be posted on the Company’s website. At least annually, the Audit Committee shall conduct a review and assessment of this Code, report to the Board regarding the general effectiveness of this Code and the Company’s controls and reporting procedures, and recommend to the Board any changes to this Code that the Audit Committee deems necessary.

OUTDOOR HOLDING COMPANY

CODE OF CONDUCT

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

By signing below, I acknowledge and certify that I have received, read, and understand Outdoor Holding Company’s Code of Conduct (the “Code”).

I acknowledge that, unless otherwise stated in a separate employment agreement with the Company, my employment relationship with the Company is terminable at will, by the Company or me, at any time, for any reason, with or without cause.

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with international, federal, state and local laws applicable to the Company’s businesses. I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

Please note that regardless of whether you return an executed signature page, the Code is binding on you as long as you remain a director, officer or employee of Outdoor Holding Company.

Name:

Business Unit / Location:

Position Title:

Signature:

Date:

Please sign and return entire document to the Chief Legal Officer and keep a copy for your own records.